FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2016 THIRD QUARTER RESULTS
Cudahy, WI - November 2, 2016 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and nine months ended September 30, 2016.
Revenues for the quarter ended September 30, 2016 increased to $532.2 million from $497.2 million for the same quarter in 2015. Operating income was $18.9 million, compared to $14.4 million for the prior year quarter. Diluted earnings per share available to common stockholders was $0.21 for the third quarter of 2016, compared to $0.15 for the third quarter of 2015.
Operating income for the third quarter of 2016 included a $4.9 million gain from the sale of a non-core business and $2.1 million of downsizing costs, which together resulted in a $0.05 benefit to diluted earnings per share. Results for the third quarter of 2015 included an $0.08 charge associated with the termination of certain independent contractor ("IC") lease purchase guarantee programs.
Revenues for the nine months ended September 30, 2016 were $1,481.3 million compared to $1,504.1 million for the nine months ended September 30, 2015. Operating income was $38.1 million, compared to $72.4 million in the prior year period. Diluted earnings per share available to common stockholders was $0.33 for the nine months ended September 30, 2016, compared to $0.91 in the prior year period.
Operating income for the nine months ended September 30, 2016 included $8.1 million of downsizing costs and a $4.9 million gain from the sale of a non-core business, which together resulted in a $0.05 negative impact to diluted earnings per share. Results for the nine months ended September 30, 2015 included an $0.08 charge associated with the termination of certain IC lease purchase guarantees.
Roadrunner's EBITDA, a non-GAAP financial measure, was $28.6 million for the third quarter of 2016, compared to EBITDA of $22.8 million for the third quarter of 2015. EBITDA, excluding a $4.9 million gain from the sale of a non-core business and $1.5 million of downsizing costs, was $25.2 million for the quarter ended September 30, 2016. EBITDA, excluding a $5.0 million charge associated with the termination of certain IC lease purchase guarantee programs, was $27.8 million for the quarter ended September 30, 2015.
EBITDA was $66.9 million for the nine months ended September 30, 2016, compared to EBITDA of $95.3 million for the nine months ended September 30, 2015. EBITDA, excluding $6.5 million of downsizing costs and a $4.9 million gain from the sale of a non-core business, was $68.5 million for the nine months ended September 30, 2016. EBITDA, excluding a $5.0 million charge associated with the termination of certain IC lease purchase guarantee programs, was $100.3 million for the nine months ended September 30, 2015.

For more information about EBITDA, see “Non-GAAP Financial Measures” below. A reconciliation of net income to EBITDA is provided below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In thousands)
Net income	$7,939	$5,791	$12,802	$35,866
Plus: Provision for income taxes	5,015	3,655	8,084	22,642
Plus: Interest expense	5,949	4,913	17,252	13,895
Plus: Depreciation	7,581	6,394	22,352	16,710
Plus: Amortization	2,142	2,049	6,438	6,145
EBITDA	$28,626	$22,802	$66,928	$95,258
2016 Third Quarter Results
In discussing the company's performance, Mark DiBlasi, CEO of Roadrunner, said,
“For the quarter ended September 30, 2016, consolidated revenue increased $35.0 million. A large portion of the revenue increase related to our ground expedite business in which we receive a management fee versus transportation or brokerage margins. Our remaining transportation businesses, when compared to the prior year, are experiencing continuing declines in freight rates and volumes across most end markets and lower fuel surcharge revenue, which declined by $7.4 million quarter-over-quarter.
“Overall, excess capacity and lower margins continued to impact our TL segment. Third quarter 2016 operating income in our TL segment, excluding a gain on the sale of a non-core business and downsizing costs, was $11.6 million, a decline of $1.7 million from the third quarter of 2015. Operating income, excluding downsizing costs, improved sequentially from $8.7 million in the second quarter of 2016 primarily due to a partial recovery in expedited air and ground rates.
“Trends in our LTL segment remain mostly unchanged with continued market impacts from weak freight demand in the general industrial markets we serve and lower fuel surcharge revenue. During the quarter, our LTL segment incurred $0.9 million of downsizing costs from reducing the number of long haul employee drivers and trucks in favor of more cost effective purchase power and independent contractors. Operating income, excluding downsizing costs, was $2.3 million in the third quarter of 2016, an increase of $0.3 million from the third quarter of 2015. Although expected revenue increases have been muted by the current freight environment, we still expect improvement in LTL in 2017 as a result of service and productivity initiatives launched throughout the year. Operating income, excluding downsizing costs, improved sequentially from $1.4 million in the second quarter of 2016 to $2.3 million in the third quarter of 2016.
“Our Global Solutions segment had revenue declines of $10.9 million during the third quarter of 2016, primarily due to a decrease in domestic transportation management and lower international freight forwarding volumes and rates, partially offset by increases in warehousing and consolidation. As a result of these revenue declines, operating income of $7.1 million decreased $1.4 million in the third quarter of 2016 compared to the third quarter of 2015. Operating income improved sequentially from $6.7 million in the second quarter of 2016 to $7.1 million in the third quarter of 2016.
“We were in compliance with all the financial covenants contained in the amended credit agreement for the four quarters ended September 30, 2016.
“Given market conditions and uncertainties, we believe it is prudent at this time to withdraw, and investors should not rely on, our previously issued guidance for the fiscal year ending December 31, 2016. We will not provide guidance until we have more clarity that market conditions and uncertainties have stabilized.”

Goodwill Impairment
Roadrunner completed step one of its annual goodwill impairment analysis as required during the quarter ended September 30, 2016 and concluded that the carrying value of its LTL reporting unit exceeded its fair value. Consequently, Roadrunner is required to perform the second step of its goodwill impairment analysis to measure the amount of goodwill impairment. Given the timing and complexities involved in completing this analysis, Roadrunner has not yet completed step two of its goodwill impairment analysis. At this time, Roadrunner is unable to provide a reasonable estimate for the non-cash goodwill impairment loss. Roadrunner expects to complete step two of its goodwill impairment analysis during the fourth quarter of 2016. Any such non-cash goodwill impairment loss may be material to Roadrunner's results of operations for the three months ending December 31, 2016, but would have no impact on Roadrunner's business operations, liquidity, credit agreement or compliance with existing debt agreements.
Third Quarter 2016 Segment Information
Roadrunner has three operating segments: truckload logistics (TL), less-than-truckload (LTL), and Global Solutions. In 2016, the company reassigned two of its operating companies to different existing reportable segments to align the operating companies with how they are being managed. The change in reportable segments did not have any impact on previously reported financial results, but prior year segment results have been revised to align with the current reportable segments. The following highlights exclude intercompany eliminations and corporate expenses:

	TL			LTL			Global Solutions
	Three Months Ended September 30,
	2016	2015	Change	2016	2015	Change	2016	2015	Change
Revenues	$310,494	$251,947	$58,547	$106,445	$111,722	$(5,277)	$83,294	$94,198	$(10,904)
Fuel Surcharge	24,889	29,465	(4,576)	12,743	15,562	(2,819)	—	—	—
Total Revenues	$335,383	$281,412	$53,971	$119,188	$127,284	$(8,096)	$83,294	$94,198	$(10,904)

Operating Income	$15,368	$13,364	$2,004	$1,400	$1,955	$(555)	$7,086	$8,525	$(1,439)
Third quarter 2016 TL revenues increased over the prior year primarily due to increased revenues in the ground expedite business where the company only collects a management fee and pass through billings, offset by lower fuel surcharge revenues across the entire TL segment. Fuel surcharge revenue decreased $4.6 million quarter-over-quarter.
The decrease in LTL revenues for the third quarter 2016 over the prior year quarter was due to a combination of lower fuel surcharge revenue, which decreased $2.8 million quarter-over-quarter, and weak freight demand in the general industrial market the company serves.

Summary LTL operating statistics for the three and nine months ended September 30 is shown below:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
Operating ratio	98.8	98.5		99.1	95.2
Tonnage (in thousands of tons)	302.0	336.1	(10.1%)	917.5	1,045.6	(12.3%)
Shipments (in thousands)	555.4	574.6	(3.3%)	1,668.2	1,777.8	(6.2%)
Revenue per hundredweight (incl. fuel)	$19.71	$19.09	3.2%	$19.38	$19.14	1.3%
Revenue per hundredweight (excl. fuel)	$17.60	$16.77	4.9%	$17.40	$16.70	4.2%
Weight per shipment (lbs.)	1,087	1,170	(7.1%)	1,100	1,176	(6.5%)
Linehaul cost per mile (excl. fuel)	$1.25	$1.25	—%	$1.25	$1.25	—%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

The decrease in Global Solutions revenues quarter-over-quarter was primarily due to a decrease in domestic transportation management and lower international freight forwarding volumes and rates, partially offset by increases in warehousing and consolidation revenues.

Conference Call
A conference call is scheduled for Wednesday, November 2, 2016 at 4:30 p.m. Eastern Time. To access the conference call, please dial 888-285-2105 (U.S.) or 503-406-4042 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 93571460. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, November 9, 2016, and can be accessed by dialing 855-859-2056 (U.S.) or 404-537-3406 (International). Callers will be prompted for passcode 93571460. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a comprehensive suite of global supply chain solutions, including truckload logistics, customized and expedited less-than-truckload, intermodal solutions, freight consolidation, inventory management, expedited services, air freight, international freight forwarding, customs brokerage and transportation management solutions. For more information, please visit Roadrunner's website, www.rrts.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or performance. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release contains forward-looking statements about our expectation of improvement in LTL results in 2017 as a result of our services and productivity initiatives launched throughout 2016; our plan to provide an update regarding guidance when we have more clarity that market conditions and uncertainties have stabilized; and expectation that we will complete step two of our goodwill impairment analysis during the fourth quarter; and our expected goodwill impairment charge to be recorded in the fourth quarter. These statements reflect our current expectations, and we do not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized, except as required by law. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; our ability to execute our acquisition strategy and to integrate acquired companies; our international operations; our indebtedness and compliance with the covenants in our senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the economic environment; competition in the transportation industry; our reliance on ICs to provide transportation services to our customers; and other "Risk Factors" set forth in our most recent SEC filings.
Non-GAAP Financial Measures
Our reported results include EBITDA, a non-GAAP financial measure. We use EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues	$532,209	$497,173	$1,481,273	$1,504,073
Operating expenses:
Purchased transportation costs	360,548	326,251	986,477	1,000,815
Personnel and related benefits	71,197	65,997	210,354	193,846
Other operating expenses	71,838	81,559	217,514	213,590
Depreciation and amortization	9,723	8,443	28,790	22,855
Total operating expenses	513,306	482,814	1,443,135	1,431,670
Operating income	18,903	14,359	38,138	72,403
Interest expense	5,949	4,913	17,252	13,895
Income before provision for income taxes	12,954	9,446	20,886	58,508
Provision for income taxes	5,015	3,655	8,084	22,642
Net income available to common stockholders	$7,939	$5,791	$12,802	$35,866
Earnings per share available to common stockholders:
Basic	$0.21	$0.15	$0.33	$0.94
Diluted	$0.21	$0.15	$0.33	$0.91
Weighted average common stock outstanding:
Basic	38,328	38,264	38,310	38,149
Diluted	38,340	39,471	38,360	39,446

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$4,868	$8,664
Accounts receivable, net of allowances of $3,896 and $3,782, respectively	310,357	272,176
Deferred income taxes	3,215	4,876
Prepaid expenses and other current assets	70,037	62,101
Total current assets	388,477	347,817
Property and equipment, net of accumulated depreciation of $87,578 and $68,517, respectively	190,979	197,744
Other assets:
Goodwill and intangible assets, net	764,570	767,812
Other noncurrent assets	7,266	6,183
Total other assets	771,836	773,995
Total assets	$1,351,292	$1,319,556
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$15,000	$15,000
Accounts payable	152,676	104,357
Accrued expenses and other liabilities	46,259	48,657
Total current liabilities	213,935	168,014
Long-term debt, net of current maturities	389,180	417,830
Other long-term liabilities	121,156	120,405
Total liabilities	724,271	706,249
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 38,335 and 38,266 shares issued and outstanding	383	383
Additional paid-in capital	398,165	397,253
Retained earnings	228,473	215,671
Total stockholders’ investment	627,021	613,307
Total liabilities and stockholders’ investment	$1,351,292	$1,319,556

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Reputation Partners
Marilyn Vollrath
414-376-8834
ir@rrts.com